For further information:         TRADED: NYSE (IEX)                        EX-99.1
Investor Contact:
Allison S. Lausas
Vice President and Chief Accounting Officer
(847) 498-7070

IDEX REPORTS FIRST QUARTER RESULTS

First Quarter 2023 Highlights
(All comparisons against the first quarter of 2022 unless otherwise noted)
•Record sales of $845 million, up 13% overall and 6% organically
•Reported EPS of $1.84, up 1% and adjusted EPS of $2.09, up 7%
•Strong operating cash flow of $148 million, up 86%; free cash flow of $121 million, up 91%
•Reached agreement in April 2023 to purchase Iridian Spectral Technologies

NORTHBROOK, IL, April 26, 2023 - IDEX Corporation (NYSE: IEX) today announced its financial results for the three month period ended March 31, 2023.

“IDEX delivered strong results in the first quarter,” said Eric D. Ashleman, IDEX Corporation Chief Executive Officer and President. “We achieved record sales with positive organic growth across all three of our segments, earnings per share above the high end of our guidance, and strong free cash flow. Strength in our Fluid & Metering Technologies and our Fire & Safety / Diversified Products businesses provided near-term mitigation against the impacts of the anticipated inventory correction experienced within our Health & Science Technologies businesses.”

“As we progressed through the quarter, customers across our Health & Science Technologies segment indicated a larger, more prolonged inventory correction than previously communicated. End market demand is still positive, but we believe our customers have sufficient inventory of our critical components to support that demand. With the revised 2023 revenue growth outlook for Health & Science Technologies now negative, we have proactively executed targeted cost reductions to offset a portion of this pressure. Based on our current outlook, we are lowering our full year 2023 adjusted EPS guidance to $8.25 to $8.55 per share.”

“The markets served by our Health & Science Technologies businesses have strong fundamental secular growth trends. We remain well-positioned, solving difficult problems with customers on the cutting edge of new technologies, and our organic and inorganic pipeline supports our aspirations to deliver outstanding business performance.” Ashleman continued, “We continue to execute on our strong M&A strategy and are excited to announce our intent to acquire Iridian Spectral Technologies for 150 million Canadian dollars. This highly strategic asset brings capabilities that expand our optical filters portfolio serving the space, life science and telecommunications markets. We expect this transaction to close in the second quarter, subject to customary closing conditions.”

2023 Outlook
Full year 2023 organic sales growth is projected to be 0 to 3 percent over the prior year period, with GAAP EPS of $7.30 to $7.60 (adjusted EPS of $8.25 to $8.55).

Second quarter 2023 organic sales growth is projected to be approximately 3 percent, with GAAP EPS of $1.86 to $1.89 (adjusted EPS of $2.10 to $2.13).

Consolidated Results

	Three Months Ended March 31,
(Dollars in millions, except per share amounts)	2023	2022	Increase (Decrease)
Net sales	$845.4	$751.1	$94.3
Organic net sales growth*			6%
Net income attributable to IDEX	139.8	140.0	(0.2)
Adjusted net income attributable to IDEX*	158.6	149.8	8.8
Diluted EPS attributable to IDEX	1.84	1.83	0.01
Adjusted diluted EPS attributable to IDEX*	2.09	1.96	0.13
Adjusted EBITDA*	229.8	214.7	15.1
Cash flows from operating activities	147.9	79.7	68.2
Free cash flow*	121.3	63.6	57.7
Gross margin	45.2%	45.6%	(40) bps
Net income margin	16.5%	18.6%	(210) bps
Adjusted EBITDA margin*	27.2%	28.6%	(140) bps
*These are non-GAAP measures. See the definitions of these non-GAAP measures in the section in this release titled “Non-GAAP Measures of Financial Performance” and reconciliations to their most directly comparable GAAP financial measures in the reconciliation tables at the end of this release.

Orders
First quarter 2023 orders of $825.5 million reflected a 4 percent decrease compared with the prior year period (-10 percent organic, +8 percent acquisitions/divestitures and -2 percent foreign currency translation).

Net Sales
First quarter 2023 sales of $845.4 million reflected a 13 percent increase compared with the prior year period (+6 percent organic, +9 percent acquisitions/divestitures and -2 percent foreign currency translation).

Gross Margin
First quarter 2023 gross margin of 45.2 percent decreased 40 basis points compared with the prior year period primarily due to unfavorable mix largely centered in HST, the dilutive impact of acquisitions and employee-related inflation, partially offset by favorable productivity and price/cost.

Net Income and Earnings per Share Attributable to IDEX
First quarter 2023 net income attributable to IDEX of $139.8 million was flat compared with the prior year period and resulted in EPS attributable to IDEX of $1.84 per share, an increase of 1 cent per share, or 1 percent, from the prior year period. The first quarter 2023 effective tax rate of 22.2 percent was relatively consistent compared with the first quarter 2022 effective tax rate of 22.4 percent. Adjusted EPS attributable to IDEX, which reflects the impact of non-GAAP adjustments, net of related taxes, was $2.09 per share, an increase of 13 cents per share, or 7 percent, from the prior year period.

Net Income Margin and Adjusted EBITDA Margin
First quarter 2023 net income margin of 16.5 percent decreased 210 basis points compared with the prior year period. The decrease was driven by higher amortization on new acquisitions, increases in employee-related costs, which includes an additional $5.8 million of accelerated stock compensation costs for retiree eligible participants as compared with the prior year period, higher discretionary spending and unfavorable mix, partially offset by strong productivity and price/cost as well as higher volume leverage. First quarter 2023 Adjusted EBITDA margin of 27.2 percent, which reflects the impact of non-GAAP adjustments, decreased 140 basis points compared with the prior year period.

Cash Flow
First quarter 2023 cash from operations of $147.9 million was up 86% primarily due to lower investments in working capital in 2023 as compared with 2022. First quarter 2023 free cash flow included higher capital expenditures and was $121.3 million, up 91% compared with the prior year period and constituted 76 percent of adjusted net income attributable to IDEX.

Segment Highlights

Fluid & Metering Technologies ("FMT")

	Three Months Ended March 31,
(Dollars in millions)	2023	2022	Increase (Decrease)
Net sales	$321.8	$272.0	$49.8
Adjusted EBITDA	106.2	88.4	17.8
Adjusted EBITDA margin	33.0%	32.5%	50 bps

•First quarter 2023 sales of $321.8 million reflected an 18 percent increase compared with the first quarter of 2022 (+9 percent organic, +11 percent acquisitions/divestitures and -2 percent foreign currency translation).
•First quarter 2023 Adjusted EBITDA margin was 33.0%, up 50 basis points compared with the prior year period primarily due to strong price/cost and productivity as well as higher volume leverage, partially offset by increases in employee-related costs and discretionary spending and the dilutive impact of acquisitions.

Health & Science Technologies ("HST")

	Three Months Ended March 31,
(Dollars in millions)	2023	2022	Increase (Decrease)
Net sales	$351.0	$315.2	$35.8
Adjusted EBITDA	100.7	99.8	0.9
Adjusted EBITDA margin	28.7%	31.7%	(300) bps

•First quarter 2023 sales of $351.0 million reflected an 11 percent increase compared with the first quarter of 2022 (+3 percent organic, +11 percent acquisitions and -3 percent foreign currency translation).
•First quarter 2023 Adjusted EBITDA margin was 28.7%, down 300 basis points compared with the prior year period primarily due to increases in employee-related costs, unfavorable mix and lower volume leverage, partially offset by favorable price/cost and the accretive impact of the Muon acquisition.

Fire & Safety/Diversified Products ("FSDP")

	Three Months Ended March 31,
(Dollars in millions)	2023	2022	Increase (Decrease)
Net sales	$174.4	$164.7	$9.7
Adjusted EBITDA	49.7	44.4	5.3
Adjusted EBITDA margin	28.5%	26.9%	160 bps
•First quarter 2023 sales of $174.4 million reflected a 6 percent increase compared with the first quarter of 2022 (+9 percent organic and -3 percent foreign currency translation).

•First quarter 2023 Adjusted EBITDA margin was 28.5%, up 160 basis points compared with the prior year period primarily due to strong productivity and price/cost as well as higher volume leverage, partially offset by increases in discretionary spending and employee-related costs and unfavorable mix.

Corporate Costs
Corporate costs included in consolidated Adjusted EBITDA were $26.8 million in the first quarter of 2023, an increase of $8.9 million compared with the prior year period due to increases in employee-related costs, which includes an additional $5.1 million of accelerated stock compensation costs for retiree eligible participants as compared with the prior year period, and higher discretionary spending.

Conference Call to be Broadcast over the Internet
IDEX will broadcast its first quarter earnings conference call over the Internet on Thursday, April 27, 2023 at 9:30 a.m. CT. Chief Executive Officer and President Eric Ashleman and Senior Vice President and Chief Financial Officer William Grogan will discuss the Company’s recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be carried live on its website at www.idexcorp.com. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides or download the correct applications at no charge. Investors will also be able to hear a replay of the call by dialing 877.660.6853 (or 201.612.7415 for international participants) using the ID #13734462.

Forward-Looking Statements
This news release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements may relate to, among other things, the Company’s second quarter 2023 and full year 2023 outlook including expected organic sales growth, expected earnings per share and adjusted earnings per share, and the assumptions underlying these expectations, anticipated future acquisition behavior, availability of cash and financing alternatives, the completion of pending transactions (including the acquisition of Iridian Spectral Technologies) and the anticipated benefits of the Company’s recent acquisitions, including the acquisitions of Nexsight, LLC and its businesses Envirosight, WinCan, MyTana and Pipeline Renewal Technologies (“Nexsight”), KZ CO. ("KZValve") and Muon B.V. and its subsidiaries ("Muon Group"), and are indicated by words or phrases such as “anticipates,” “estimates,” “plans,” “guidance,” “expects,” “projects,” “forecasts,” “should,” “could,” “will,” “management believes,” “the Company believes,” “the Company intends” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release.

The risks and uncertainties include, but are not limited to, the following: levels of industrial activity and economic conditions in the U.S. and other countries around the world, including uncertainties in the financial markets and adverse developments affecting the financial services industry; pricing pressures, including inflation and rising interest rates, and other competitive factors and levels of capital spending in certain industries, all of which could have a material impact on order rates and the Company’s results; the impact of health epidemics and pandemics and terrorist attacks and wars, including the ongoing conflict between Russia and Ukraine, which could have an adverse impact on the Company's business by creating disruptions in the global supply chain and by potentially having an adverse impact on the global economy; the Company’s ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the Company operates; developments with respect to trade policy and tariffs; interest rates; capacity utilization and the effect this has on costs; labor markets; supply chain backlogs, including risks affecting component availability, labor inefficiencies and freight logistical challenges; market conditions and material costs; risks related to environmental, social and corporate governance issues, including those related to climate change and sustainability; and developments with respect to contingencies, such as litigation and environmental matters.

Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included in the Company’s most recent annual report on Form 10-K and the Company’s subsequent quarterly reports filed with the Securities and Exchange Commission (“SEC”) and the other risks discussed in the Company’s filings with the SEC. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances, except as may be required by law. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

About IDEX
IDEX (NYSE: IEX) makes thousands of products and mission-critical components that improve everyday life all around you. If you enjoy chocolate, it quite possibly passed through a Viking® internal gear pump at the candy factory. If you were ever in a car accident, emergency workers may have used the Hurst Jaws of Life® rescue tool to save your life. If your doctor ordered a DNA test to predict your risk of disease or determine a course of treatment, the lab may have used equipment containing components made by IDEX Health & Science. Founded in 1988 with three small, entrepreneurial manufacturing companies, we’re proud to say that we now call over 50 diverse businesses around the world part of the IDEX family. With more than 8,500 employees and manufacturing operations in more than 20 countries, IDEX is a high-performing, global company with over $3.1 billion in annual sales, committed to making trusted solutions that improve lives. IDEX shares are traded on the New York Stock Exchange under the symbol “IEX”.

For further information on IDEX Corporation and its business units, visit the company’s website at www.idexcorp.com.

(Financial reports follow)

IDEX CORPORATION
Condensed Consolidated Statements of Income
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2023	2022
Net sales	$845.4	$751.1
Cost of sales	462.9	408.6
Gross profit	382.5	342.5
Selling, general and administrative expenses	189.7	154.3
Restructuring expenses and asset impairments	0.5	0.6
Operating income	192.3	187.6
Other (income) expense - net	(0.6)	(2.3)
Interest expense	13.1	9.5
Income before income taxes	179.8	180.4
Provision for income taxes	40.0	40.5
Net income	139.8	139.9
Net loss attributable to noncontrolling interest	—	0.1
Net income attributable to IDEX	$139.8	$140.0

Earnings per Common Share:
Basic earnings per common share attributable to IDEX	$1.85	$1.84
Diluted earnings per common share attributable to IDEX	$1.84	$1.83

Share Data:
Basic weighted average common shares outstanding	75.6	76.1
Diluted weighted average common shares outstanding	75.9	76.4

IDEX CORPORATION
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	March 31, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$510.7	$430.2
Receivables - net	446.5	442.8
Inventories	497.6	470.9
Other current assets	69.7	55.4
Total current assets	1,524.5	1,399.3
Property, plant and equipment - net	397.0	382.1
Goodwill and intangible assets	3,591.4	3,585.9
Other noncurrent assets	145.1	144.6
Total assets	$5,658.0	$5,511.9

Liabilities and equity
Current liabilities
Trade accounts payable	$216.0	$208.9
Accrued expenses	275.9	289.1
Dividends payable	—	45.6
Total current liabilities	491.9	543.6
Long-term borrowings	1,470.7	1,468.7
Other noncurrent liabilities	465.9	460.0
Total liabilities	2,428.5	2,472.3
Shareholders' equity	3,229.2	3,039.3
Noncontrolling interest	0.3	0.3
Total equity	3,229.5	3,039.6
Total liabilities and equity	$5,658.0	$5,511.9

IDEX CORPORATION
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities
Net income	$139.8	$139.9
Adjustments to reconcile net income to net cash provided by operating activities:
Gains on sales of assets	(0.2)	(2.7)
Depreciation	12.8	12.2
Amortization of intangible assets	23.6	15.3
Amortization of debt issuance expenses	0.4	0.4
Share-based compensation expense	12.8	6.6
Deferred income taxes	(0.2)	1.0
Changes in (net of the effect from acquisitions and foreign exchange):
Receivables	(0.7)	(49.0)
Inventories	(23.3)	(50.2)
Other current assets	(11.1)	(12.7)
Trade accounts payable	7.6	28.1
Deferred revenue	10.2	6.4
Accrued expenses	(24.9)	(16.3)
Other - net	1.1	0.7
Net cash flows provided by operating activities	147.9	79.7
Cash flows from investing activities
Purchases of property, plant and equipment	(26.6)	(16.1)
Acquisition of businesses, net of cash acquired	—	(114.7)
Proceeds from disposal of fixed assets	0.9	6.5
Purchase of marketable securities	(3.2)	—
Other - net	(0.3)	(0.1)
Net cash flows used in investing activities	(29.2)	(124.4)
Cash flows from financing activities
Dividends paid	(45.5)	(41.4)
Proceeds from stock option exercises	4.7	1.4
Repurchases of common stock	—	(26.3)
Shares surrendered for tax withholding	(4.4)	(4.9)
Other - net	—	(0.1)
Net cash flows used in financing activities	(45.2)	(71.3)
Effect of exchange rate changes on cash and cash equivalents	7.0	(6.2)
Net increase (decrease) in cash	80.5	(122.2)
Cash and cash equivalents at beginning of year	430.2	855.4
Cash and cash equivalents at end of period	$510.7	$733.2

IDEX CORPORATION
Company and Segment Financial Information
(dollars in millions)
(unaudited)

		Three Months Ended March 31, (a)
		2023	2022
	Fluid & Metering Technologies
	Net sales	$321.8	$272.0
	Adjusted EBITDA(b)	106.2	88.4
	Adjusted EBITDA margin	33.0%	32.5%
	Depreciation	$3.1	$3.9
	Amortization of intangible assets	6.0	3.7
	Capital expenditures	7.4	4.9

	Health & Science Technologies
	Net sales	$351.0	$315.2
	Adjusted EBITDA(b)	100.7	99.8
	Adjusted EBITDA margin	28.7%	31.7%
	Depreciation	$7.3	$6.1
	Amortization of intangible assets	15.9	9.9
	Capital expenditures	16.1	9.2

	Fire & Safety/Diversified Products
	Net sales	$174.4	$164.7
	Adjusted EBITDA(b)	49.7	44.4
	Adjusted EBITDA margin	28.5%	26.9%
	Depreciation	$2.1	$2.1
	Amortization of intangible assets	1.7	1.7
	Capital expenditures	2.9	2.0

	Corporate Office and Eliminations
	Intersegment sales eliminations	$(1.8)	$(0.8)
	Adjusted EBITDA(b)	(26.8)	(17.9)
	Depreciation	$0.3	$0.1
	Capital expenditures	0.2	—

	Company
	Net sales	$845.4	$751.1
	Adjusted EBITDA(c)	229.8	214.7
	Adjusted EBITDA margin(c)	27.2%	28.6%
	Depreciation	$12.8	$12.2
	Amortization of intangible assets	23.6	15.3
	Capital expenditures	26.6	16.1
(a)	Three month data includes the results of the KZValve acquisition (May 2022) and the Nexsight acquisition (February 2022) in the FMT segment as well as the Muon Group acquisition (November 2022) in the HST segment from the date of acquisition. Three month data also includes the results of Knight LLC ("Knight") (September 2022) in the FMT segment through the date of disposition.
(b)	Segment Adjusted EBITDA excludes unallocated corporate costs which are included in Corporate Office and Eliminations.
(c)	These are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to their most comparable measure calculated and presented in accordance with GAAP, see the reconciliation tables below.

Non-GAAP Measures of Financial Performance
The Company prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). The Company supplements certain GAAP financial performance metrics with non-GAAP financial performance metrics. Management believes these non-GAAP financial performance metrics provide investors with greater insight, transparency and a more comprehensive understanding of the financial information used by management in its financial and operational decision making because certain of these adjusted metrics exclude items not reflective of ongoing operations, as identified in the reconciliations below. Reconciliations of non-GAAP financial performance metrics to their most comparable GAAP financial performance metrics are defined and presented below and should not be considered a substitute for, nor superior to, the financial data prepared in accordance with GAAP. Due to rounding, numbers presented throughout this and other documents may not add up or recalculate precisely. There were no adjustments to GAAP financial performance metrics other than the items noted below.

•Organic orders and sales are calculated excluding amounts from acquired or divested businesses during the first twelve months of ownership or prior to divestiture and the impact of foreign currency translation.
•Adjusted net income attributable to IDEX is calculated as Net income attributable to IDEX plus restructuring expenses and asset impairments less gains on sales of assets plus acquisition-related intangible asset amortization, all net of the statutory tax expense or benefit.
•Adjusted diluted EPS attributable to IDEX is calculated as adjusted net income attributable to IDEX divided by the diluted weighted average shares outstanding.
•Consolidated Adjusted EBITDA is calculated as consolidated earnings before interest, taxes, depreciation and amortization, or consolidated EBITDA, plus restructuring expenses and asset impairments less gains on sales of assets.
•Consolidated Adjusted EBITDA margin is calculated as Consolidated Adjusted EBITDA divided by Net sales.
•Free cash flow is calculated as cash flows from operating activities less capital expenditures.

Table 1: Reconciliations of the Change in Net Sales to Organic Net Sales

	Three Months Ended March 31, 2023
	FMT	HST	FSDP	IDEX
Change in net sales	18%	11%	6%	13%
- Net impact from acquisitions/divestitures	11%	11%	—%	9%
- Impact from foreign currency	(2%)	(3%)	(3%)	(2%)
Change in organic net sales	9%	3%	9%	6%

Table 2: Reconciliations of Reported-to-Adjusted Net Income and Diluted EPS (in millions, except per share amounts)

	Three Months Ended March 31,
	2023	2022
Reported net income attributable to IDEX	$139.8	$140.0
+ Restructuring expenses and asset impairments	0.5	—
+ Tax impact on restructuring expenses and asset impairments	(0.1)	—
- Gains on sales of assets	—	(2.7)
+ Tax impact on gains on sales of assets	—	0.6
+ Acquisition-related intangible asset amortization	23.6	15.3
+ Tax impact on acquisition-related intangible asset amortization	(5.2)	(3.4)
Adjusted net income attributable to IDEX	$158.6	$149.8

	Three Months Ended March 31,
	2023	2022
Reported diluted EPS attributable to IDEX	$1.84	$1.83
+ Restructuring expenses and asset impairments	0.01	—
+ Tax impact on restructuring expenses and asset impairments	—	—
- Gains on sales of assets	—	(0.03)
+ Tax impact on gains on sales of assets	—	0.01
+ Acquisition-related intangible asset amortization	0.31	0.20
+ Tax impact on acquisition-related intangible asset amortization	(0.07)	(0.05)
Adjusted diluted EPS attributable to IDEX	$2.09	$1.96

Diluted weighted average shares outstanding	75.9	76.4

Table 3: Reconciliations of Net Income to Adjusted EBITDA (dollars in millions)

	Three Months Ended March 31, 2023
	FMT	HST	FSDP	Corporate	IDEX
Reported net income	$—	$—	$—	$—	$139.8
+ Provision for income taxes	—	—	—	—	40.0
+ Interest expense	—	—	—	—	13.1
- Other income (expense) - net	—	—	—	—	0.6
Operating income (loss)	96.5	77.5	46.0	(27.7)	192.3
+ Other income (expense) - net	0.5	(0.3)	(0.2)	0.6	0.6
+ Depreciation	3.1	7.3	2.1	0.3	12.8
+ Amortization	6.0	15.9	1.7	—	23.6
+ Restructuring expenses and asset impairments	0.1	0.3	0.1	—	0.5
Adjusted EBITDA	$106.2	$100.7	$49.7	$(26.8)	$229.8

Net sales (eliminations)	$321.8	$351.0	$174.4	$(1.8)	$845.4

Net income margin					16.5%
Adjusted EBITDA margin	33.0%	28.7%	28.5%	n/m	27.2%

	Three Months Ended March 31, 2022
	FMT	HST	FSDP	Corporate	IDEX
Reported net income	$—	$—	$—	$—	$139.9
+ Provision for income taxes	—	—	—	—	40.5
+ Interest expense	—	—	—	—	9.5
- Other income (expense) - net	—	—	—	—	2.3
Operating income (loss)	80.4	83.6	40.5	(16.9)	187.6
+ Other income (expense) - net	1.6	0.2	1.6	(1.1)	2.3
+ Depreciation	3.9	6.1	2.1	0.1	12.2
+ Amortization	3.7	9.9	1.7	—	15.3
- Gains on sales of assets	(1.2)	—	(1.5)	—	(2.7)
Adjusted EBITDA	$88.4	$99.8	$44.4	$(17.9)	$214.7

Net sales (eliminations)	$272.0	$315.2	$164.7	$(0.8)	$751.1

Net income margin					18.6%
Adjusted EBITDA margin	32.5%	31.7%	26.9%	n/m	28.6%

Table 4: Reconciliations of Cash Flows from Operating Activities to Free Cash Flow (dollars in millions)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities	$147.9	$79.7
- Capital expenditures	26.6	16.1
Free cash flow	$121.3	$63.6

Table 5: Reconciliation of Estimated 2023 EPS to Adjusted EPS Attributable to IDEX

	Guidance(1)
	Second Quarter 2023	Full Year 2023
Estimated diluted EPS attributable to IDEX	$1.86 - $1.89	$7.30 - $7.60
+ Restructuring expenses and asset impairments	$—	$0.01
+ Acquisition-related intangible asset amortization	$0.31	$1.22
+ Tax impact on acquisition-related intangible asset amortization	$(0.07)	$(0.28)
Estimated adjusted diluted EPS attributable to IDEX	$2.10 - $2.13	$8.25 - $8.55

(1) Estimates exclude Iridian Spectral Technologies and all future acquisitions.

Table 6: Reconciliation of Estimated 2023 Net Income to Adjusted EBITDA (dollars in millions)

	Guidance(1)
	Second Quarter 2023			Full Year 2023
	Low End		High End	Low End	High End
Reported net income	$141.0		$143.0	$552.5	$576.5
+ Provision for income taxes	41.0		42.0	159.0	166.0
+ Interest expense	13.0		13.0	52.0	52.0
+ Depreciation	15.0	1	15.0	58.0	58.0
+ Amortization	23.0		23.0	93.0	93.0
+ Restructuring expenses and asset impairments	—		—	0.5	0.5
Adjusted EBITDA	$233.0		$236.0	$915.0	$946.0

Net sales	$853.0		$853.0	$3,326.0	$3,396.0

Net income margin	16.5%		16.8%	16.6%	17.0%
Adjusted EBITDA margin	27.3%		27.7%	27.5%	27.9%

(1) Estimates exclude Iridian Spectral Technologies and all future acquisitions.